Exhibit 99.1

POWERSECURE INTERNATIONAL, INC.

Letter to Shareholders by CEO

April 2015

(As included in the 2014 Annual Report to Shareholders)

To Our Shareholders,

The significant progress we made in 2014, after a difficult start to the year, positions PowerSecure on what we believe is the strongest platform in company history as we look ahead to 2015 and 2016.

When we reported our fourth quarter 2014 financial results in March 2015, we were blessed to report record quarterly revenues of $81.7 million and an all-time record backlog of $368 million. We also have a high-quality pipeline of opportunities, have made tangible improvements in all three segments of our business, and have intensified a culture of operational excellence, which we believe will drive meaningful growth on a profitable basis for PowerSecure as we serve our customers with our best-in-class solutions.

Throughout the year, the PowerSecure team made extraordinary progress in several key areas to position the company for the considerable success we anticipate in 2015 and 2016. First, we achieved significant improvements in the efficiency and productivity of our utility services business, and we successfully renegotiated substantially improved pricing and terms for one of our major utility customer contracts. As a result of these actions, the gross margin in our utility infrastructure segment improved by eight percentage points from the first quarter to the fourth quarter of 2014.

Second, we increased the scope and quality of our project pipeline and accelerated the conversion of projects from that pipeline into our backlog, especially in our traditional (non-solar) distributed generation (DG) business. As we announced in March 2015, our non-solar DG backlog increased 39 percent year-over-year.

One of the drivers for our DG backlog growth was our October 2014 acquisition of a mission critical business and team that had strong data center customer relationships and added data center electrical infrastructure service capabilities to PowerSecure. This team has continued to add backlog since joining PowerSecure, and its capabilities enhance the end-to-end data center solution that enabled us to enter into a new strategic relationship with a data center customer planning to build more than 200 MW of capacity over the next several years. We are attacking the data center opportunity on multiple fronts, using our mission critical team, our utility relationships, and, as we have historically grown our DG business, by taking our story directly to data center customers and winning their hearts and minds with our superior solutions and our genuine commitment to serve them.

Third, we completed the restructure of how we manufacture our LED lighting solutions, with a goal of increasing our LED gross margin by 10 percentage points. In the fourth quarter, our LED gross margin was 41.8 percent, a year-over-year increase of 20.7 percentage points. For the full year, our LED gross margin increased by 12 percentage points over 2013. Under the leadership of the team we acquired from Solais, we believe this dramatic improvement in our cost structure, another tangible example of our operational focus, will enable us to be even more competitive as we bring our exceptional portfolio of lighting solutions to the dynamic and growing marketplace of retail, commercial and utility customers.

Both our mission critical business and Solais are examples of recent value-added acquisitions that have been quickly accretive financially, and added to our strategic capabilities. Other examples include:

•	Our solar business. In 2012, we paid $4 million for our solar business, which generated revenue of $22.6 million in 2014, and in 2014 won $120 million worth of utility-grade solar projects for a major IOU. We expect 2015 to be a very active year for our solar business.

•	In 2013 and in 2014, we paid a total of approximately $6 million for businesses to deliver our energy efficiency services capabilities, which in the fourth quarter of 2014 delivered a gross margin of 28.8 percent for energy efficiency projects with ESCOs and a gross margin exceeding 40 percent for retail energy services projects. When we look at the growth potential from ESCO projects combined with our new retail energy efficiency services capabilities, we see the opportunity for meaningful growth in our overall energy efficiency services business in 2015.

The success of these acquisitions reflects our operational execution.

When we issued our results for the first quarter of 2014, we provided financial guidance of our expectations for our revenue, gross margin and EPS in the second, third and fourth quarters of 2014. Thanks to our strong operational execution, we met or exceeded our guidance parameters in each of those three quarters and, by the fourth quarter, we had returned to profitability. We are grateful for the support of our customers and the dedication of the PowerSecure team that worked so hard to help us make such dramatic improvements in our business so quickly, and to move us into 2015 on pace for an outstanding year.

As we evaluate our progress throughout 2015, we will be focused on three key areas:

1.	Continuing a relentless pursuit of operational excellence in everything we do.

2.	Expanding our operating margins to drive EPS in 2015 and beyond.

3.	Growing our pipeline of opportunities for 2015 and 2016, and converting that pipeline into revenue backlog.

As you can see, we are focused on driving consistent and continued operating margin expansion and delivering improving EPS in 2015. Based on our current record backlog, we believe we are well-positioned to have an exceptional year in 2015. Our operational focus includes air-tight execution on the projects we have won for 2015 and also extends to execution by our sales team, as we are blessed to be seeing not only opportunities that are large, but also opportunities that if captured can supplement the new business wins we have already announced to support 2016.

In the 15-year history of PowerSecure, we believe we have never been blessed to be in a stronger position, with a record backlog, expectations for record revenues, a rich pipeline of opportunities of increasing size and value and a team relentlessly focused on delivering value to our customers and our shareholders.

Thank you for your continued support of PowerSecure.

/s/ Sidney Hinton

Sidney Hinton, Chief Executive Officer

April 2015